EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO Corporate & Income Strategy Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	12,228,937.50(a)	147.60	1,804.99(b)
Fees Previously Paid	N/A		0.00
Total Transaction Valuation	12,228,937.50(a)
Total Fees Due for Filing			1,804.99

Total Fees Previously Paid			0.00
Total Fee Offsets			0.00

Net Fee Due			1,804.99

(a) Calculated as the aggregate maximum purchase price to be paid for 519 shares in the offer, based upon a price of 94.25% of the liquidation preference of $25,000 per share (or $23,562.50 per share).

(b) Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A